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                                                                Exhibit 10.2


                        TOLL MANUFACTURING AGREEMENT

                               BY AND BETWEEN

                                SOLUTIA INC.

                                     AND

                         PHOSPHORUS DERIVATIVES INC.

                           DATED NOVEMBER 4, 2005



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                        TOLL MANUFACTURING AGREEMENT

THIS TOLL MANUFACTURING AGREEMENT ("Agreement") made and entered into this 4th day of November, 2005 ("Commencement Date") by and between SOLUTIA INC. ("Manufacturer" or "Solutia"), a company organized and existing under the laws of the state of Delaware with principal offices located at 575 Maryville Centre Drive, St. Louis, MO 63141, and Phosphorus Derivatives Inc. ("Purchaser"), a corporation organized and existing under the laws of Delaware with principal offices located at 622 Emerson Road, Suite 500, St. Louis, MO 63141.

                                  RECITALS

         A. Solutia, ICL Performance Products Holding Inc. ("Buyer"), Israel Chemicals Limited, FMC Corporation and Astaris LLC have entered into an Asset Purchase Agreement ("APA") dated September 1, 2005 pursuant to which Buyer is acquiring certain assets of Astaris LLC.

         B. Solutia and Buyer are required to enter into this Agreement under Sections 1.3(b) and 1.3(c) of the APA.

         C. Buyer has assigned its rights under the APA to enter into this Agreement to Purchaser.

         NOW THEREFORE, the parties hereto, for and in consideration of the covenants contained herein and other good and valuable consideration, hereby agree as follows:

ARTICLE 1 - DEFINITIONS
-----------------------

For the purposes of this Agreement the following terms shall have the following meanings:

1.01 "Agreement" shall mean this Toll Manufacturing Agreement dated the date first above written.

1.02 "Anniversary Date" shall mean the date falling on the same day of the Month as the Commencement Date at intervals of twelve (12) Months.

1.03 "Commencement Date" shall mean the date hereof.

1.04 "Demolition to Grade" and "Demolish to Grade" shall mean with respect to the Manufacturing Site, removal of above grade columns, walls and supports to grade level without excavation to a condition reasonably suited for industrial use but shall not mean removal of below grade slabs, foundations footings, underground piping, tanks, vaults or other underground structures.

1.05 "Fixed Costs" shall have the meaning set forth in Schedule 4.01 hereto.
                                                       -------------

1.06 "FOB" shall mean the loading by Manufacturer of Product in tote bins or cages (for export purposes) on trucks or in the case of bulk shipments in railcars, all without further cost to Purchaser as provided in Section 5 hereof.

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1.07 "Government Regulations" shall mean any statute, law, ordinance or regulation issued by any competent governing body or authority.

1.08 "Land" shall mean the parcel of land comprising the Manufacturing Site which is depicted on the drawing attached hereto as Exhibit 1.08.
                                                    ------------

1.09 "Lease and Operating Agreement" shall mean the Master Lease and Operating Agreement between Solutia Inc. and Astaris LLC dated as of April 1, 2000.

1.10 "Manufacturing Site" shall mean that portion of Manufacturer's facility located at 500 Monsanto Avenue, Sauget, IL 62201, that is occupied by the P2S5 Unit.

1.11 "Month" or "Months" shall mean calendar month(s) and "day(s)" shall mean calendar day(s) and "Working Day" shall mean a day during which the Manufacturing Site is scheduled to be open, operating and transacting business. "Calendar Year" shall mean the calendar year commencing on any January 1st and ending on the immediately next succeeding December 31st. "Year" shall mean any period of three hundred sixty five (three hundred and sixty-six days in the event that the period includes the 29th day of February) consecutive days following any given date during a Calendar Year. "Calendar Quarter" shall mean the three consecutive month period during any Calendar Year commencing on the first day of each of the months of January, April, July and October. "Week" shall mean a seven (7) consecutive day period commencing on each Monday.

1.12 "New Fixed Investments" or "NFI" shall have the meaning set forth in
Schedule 4.01 hereto.
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1.13 "Off-Grade Material" shall mean any product produced by Manufacturer during the process of converting Raw Materials into Products, which product does not meet the Specifications.

1.14 "P2S5" shall mean Phosphorous Pentasulfide.

1.15 "P2S5 Assets" shall mean the tangible assets, including building, machinery and equipment owned by Solutia and used exclusively in the manufacture of Product at the P2S5 Unit pursuant to the terms of this Agreement.

1.16 "P2S5 Unit" shall mean the physical plant located at the Manufacturing Site that produces and packages the Product and the ancillary areas necessary or appropriate for the production, packaging, shipping and loading of the Product and unloading and storage of Raw Materials and Packaging Supplies.

1.17 "Product" shall mean P2S5 meeting the specifications set forth in
Schedule 1.17, as may be amended from time to time as provided herein (the
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"Specifications").

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1.18 "Production Capacity" shall mean, respectively, the Annual, Quarterly,
Monthly, Weekly and daily production capacity of the P2S5 Unit to produce Product as set forth on Schedule 1.18 attached hereto.
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1.19 "Purchase Order" shall mean a purchase order for Product submitted to
Manufacturer by Purchaser and shall include the quantity of Product to be ordered and the time of delivery.

1.20 "Raw Materials" shall mean sulfur and phosphorous meeting the specifications set forth in Schedule 1.20 hereto ("RM Specifications").

1.21 "Residual Allocated Costs" shall mean, collectively, Utilities, Taxes, New Fixed Investment and Fixed Costs (as adjusted pursuant to Schedule 4.01)
                                                              -------------
as are applicable to the Manufacturing Site during the period provided in
Section 3.03 hereof.

1.22 "Subsidiary" shall mean any company or other form of legal entity in which either party owns, directly or indirectly, sufficient interest in such company or entity so as to be able to exercise control, or a company or entity in which either party owns or controls at least fifty percent (50%) of the maximum equity, voting or management interest permitted by the laws of the country in which such company or entity is organized or exists.

1.23 "Taxes" shall have the meaning set forth in Schedule 4.01 hereto.
                                                 -------------

1.24 "Technology" shall have the meaning set forth in Article 11 hereof.

1.25 "Term" shall have the meaning set forth in Section 3.01 hereof.

1.26 "Tolling Fee" shall have the meaning set forth in Article 4 hereof.

1.27 "Utilities" shall have the meaning set forth in Schedule 4.01 hereto.
                                                     -------------

ARTICLE 2 - MANUFACTURE AND SUPPLY OF PRODUCT
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2.01 During the Term hereof Manufacturer hereby agrees to manufacture, fabricate , package and supply Product exclusively for Purchaser in quantities and at the times specified in the weekly Purchase Orders submitted pursuant to Article 8 hereof and to package and load the Product FOB the P2S5 Unit for delivery to Purchaser in accordance with Article 5. To the best of Manufacturer's knowledge, the Specifications are complete for production of all Product.

2.02 Purchaser shall provide, at its sole cost and expense, process technical support as requested by Manufacturer from Purchaser's research and development functional group as may, in Manufacturer's reasonable judgment, be necessary to facilitate optimal manufacture of Product at the P2S5 Unit.

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2.03 Manufacturer and Purchaser shall participate in periodic meetings at places and times to be agreed as may be necessary to coordinate and facilitate discussion of issues regarding production, shipping and other plant logistical matters and operational efficiencies.

2.04 Manufacturer shall cooperate with Purchaser as requested to manufacture, fabricate, package and supply P2S5 products that have different specifications than the Products at the commencement of the Term ("New Products"), provided that Purchaser shall reimburse Manufacturer for any incremental cost incurred by Manufacturer associated with the development and manufacture of such New Products pursuant to the agreed specifications thereof and upon such agreement, such New Products shall be deemed to be Products hereunder.

ARTICLE 3 - TERM AND TERMINATION
--------------------------------

3.01 The term of this Agreement ("Term") shall be twenty-five (25) years from the Commencement Date; provided, however, that either party may terminate this Agreement upon eighteen (18) Months' prior written notice to the other party, and the effective date of termination by Solutia under this
Section 3.01 may not be prior to the fifth (5th) Anniversary of the Commencement Date.

3.02 In addition, each party shall have the right to terminate this Agreement at any time "for cause" upon written notice to the other party in the event of breach by the other party of any of the representations, warranties, covenants, indemnities, terms or conditions of this Agreement which is either (a) not curable by the breaching party's admission, or (b) if curable, is not cured within sixty (60) Working Days after such written notice thereof has been provided to the breaching party. If in the reasonable judgment of the party claiming that the breach is not curable, the party claiming breach shall provide the other party ten (10) Working Days' written notice of such non-curable breach with sufficient particularity as to the facts and issues so as to allow that party an opportunity to respond.

3.03 In the event that Purchaser terminates this Agreement for any reason other than pursuant to Section 3.02 hereof, or Manufacturer terminates this Agreement pursuant to Section 3.02, Purchaser shall reimburse Manufacturer for (i) all costs associated with Manufacturer's employees made redundant by such termination pursuant to the terms of Manufacturer's employee severance policy applicable to such employees, including without limitation re-training, redeployment, separation and outplacements costs and expenses;
(ii) Manufacturer's Residual Allocated Costs for up to eighteen (18) consecutive Months following the effective date of such termination; and
(iii) at Purchaser's sole costs and expense, the Demolition to Grade of the P2S5 Unit, OR, at Purchaser's option, (x) Manufacturer shall transfer
           --
ownership of the P2S5 Assets and lease the Land to Purchaser pursuant to a mutually acceptable lease agreement, or (y) Purchaser shall relocate, at Purchaser's sole cost and expense, the P2S5 Assets and Demolish to Grade. The obligations of Purchaser set forth in clauses (i) through (iii) above shall be referred to hereinafter as "Purchaser's Exit Obligations". Purchaser's Exit

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Obligations shall not include any obligation to investigate, remediate or otherwise respond to the presence, release or threat of release of hazardous substances or hazardous waste except to the extent and only the extent of hazardous substances or waste generated or released and the proper disposal thereof as a result of Purchaser's decontamination and relocation of the P2S5 Assets and Demolition to Grade. If this Agreement is terminated by Purchaser or by Manufacturer as provided in this Section 3.03, Manufacturer shall use its reasonable best efforts to limit the duration and mitigate the cost of such termination, including the employee redundancy costs and continuing Residual Allocated Costs.

3.04 In the event that Manufacturer terminates this Agreement for any other reason than pursuant to Sections 3.02 and 3.07 hereof, or Purchaser terminates this Agreement pursuant to Section 3.02, at Purchaser's option, either (x) Manufacturer shall transfer ownership of the P2S5 Assets to Purchaser and lease the Land pursuant to a mutually acceptable lease agreement, with rent no greater than that necessary to cover Manufacturer's actual direct and indirect costs, consistent with Manufacturer's historical accounting practices at the Manufacturing Site, applicable to a lease of land within a facility with shared services for multiple tenants, or (y) Purchaser, at its sole cost and expense, shall relocate the P2S5 Assets and Demolish to Grade. Purchaser shall bear all costs and expenses of relocating the P2S5 Assets and Demolition to Grade; provided, however, Purchaser's obligation to bear such costs and expenses shall not include any obligation to investigate, remediate or otherwise respond to the presence, release or threat of release of hazardous substances or hazardous waste except to the extent and only the extent of hazardous substances or waste generated or released and the proper disposal thereof as a result of Purchaser's decontamination and relocation of the P2S5 Assets and Demolition to Grade.

3.05 Purchaser shall have the right to terminate this Agreement for "hardship" upon twelve (12) Month's prior written notice to Manufacturer in the event that any one of the following conditions is satisfied: (a) with respect to the Fixed Costs that are reset by Solutia each year in the annual P2S5 Unit budget (the components of which are detailed in Schedule 4.01
                                                          -------------
hereto), the aggregate amount of such Fixed Costs reflected in the annual budget for the following Calendar Year exceeds the budget for the current Calendar Year by more than ten percent (10%) in the aggregate, provided, that if Purchaser terminates for hardship under this Section 3.05(a) it will be responsible for up to twenty percent (20%) of such increase in the then current Fixed Costs during the 12 month notice period; (b) with respect to the Fixed Costs that are reset by Solutia each year in the annual P2S5 Unit budget, the aggregate amount of such Fixed Costs reflected in the annual budget increases by more than thirty-five percent (35%) in the aggregate in any five (5) consecutive year period during the Term hereof, provided, that in such case, Purchaser shall be responsible during such twelve (12) Month notice period for up to forty percent (40%) of such increase in Fixed Costs in such five (5) consecutive Calendar Year period measured from the commencement of such five (5) Calendar Year period; or (c) the aggregate direct and indirect capital expenditure plus project expense by Manufacturer exceed One Million Seven Hundred Twenty Five Thousand Dollars ($1,725,000.00) in any Calendar Year or Four Million Six Hundred Thousand Dollars ($4,600,000.00) in any three (3) consecutive Calendar Year period during the Term


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hereof. The deadline for Purchaser to deliver written notice of termination under this Section 3.05 is thirty (30) days after the occurrence of the condition giving rise to such right to terminate. If Purchaser terminates this Agreement pursuant to this Article 3.05, in addition to any other amounts set forth herein, it shall be responsible for Purchaser's Exit Obligations.

3.06 Manufacturer shall notify Purchaser as soon as reasonably practicable after Manufacturer receives written notice of termination of any lease and operating agreement between Manufacturer and any third party at its Sauget, Illinois site.

3.07 In the event that Manufacturer's aggregate actual amounts of the line items included in Fixed Costs pursuant to Schedule 4.01 hereto exceed then
                                          -------------
current Fixed Costs by more than One Million Dollars ($1,000,000.00) during any twelve (12) consecutive Month period and, to the extent Purchaser has the right to do so hereunder, Purchaser declines to pay such increase in Fixed Costs pursuant to this Agreement, Manufacturer shall have the right to terminate this Agreement for "hardship" upon twelve (12) Months' prior written notice to Purchaser. The deadline for Manufacturer to deliver written notice of termination under this Section 3.07 is no later than thirty (30) days after it receives written notice from Purchaser that it declines to pay such increase in Fixed Costs. In such event Purchaser shall be responsible for Purchaser's Exit Obligations.

3.08 No termination of this Agreement shall operate to discharge or relieve any party of any obligations vested pursuant to this Agreement prior to the effective date of such termination.

ARTICLE 4 - TOLLING FEE
-----------------------

The price for Product supplied by Manufacturer hereunder (the "Tolling Fee") shall be calculated as set forth in Schedule 4.01 hereto.
                                    -------------

ARTICLE 5 - DELIVERY
--------------------

Manufacturer shall deliver Product in the quantities and on the delivery date(s) specified in the applicable Purchase Order twenty-four hours, seven days per Week FOB in carrier vehicles arranged to be delivered by Purchaser at the P2S5 Unit. Costs incurred by Manufacturer to load trucks and railcars are included in the Tolling Fee. Manufacturer shall promptly notify Purchaser of release of Product at the last process valve and upon request, shall furnish Purchaser copies of all shipping documents. If at any time Manufacturer fails to deliver Product in the quantity and on the delivery date specified in the applicable Purchase Order in breach of its obligations hereunder, Purchaser may cover such purchases of undelivered Product by purchasing the same quantity of undelivered Product from another supplier on commercially reasonable terms and may exercise any legal rights it may have in law or in equity to seek recovery of any direct damages allegedly incurred in connection with effecting cover that Purchaser could not have reasonably mitigated; the foregoing is subject to


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Manufacturer's reservation of rights to assert any legal and equitable defenses or excuse of performance that may be available generally or under the terms of this Agreement.

ARTICLE 6 - INVOICING AND PAYMENT OF TOLLING FEE; WORKING FUND; AUDIT RIGHTS
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6.01 Manufacturer shall invoice Purchaser once per Month on or about the end of each Month for all amounts due from Purchaser for the preceding Month, and Purchaser shall pay such invoice by wire transfer or direct debit in immediately available funds within fifteen (15) days of delivery of Manufacturer's invoice. The delivery date for invoices that Manufacturer transmits by e-mail shall be deemed to be the date on which Manufacturer receives electronic confirmation of receipt of such e-mail from the e-mail address designated by Purchaser for submission of invoices hereunder. If e-mail is unavailable, the Manufacturer shall send such invoices by facsimile to the facsimile telephone number designated by Purchaser for alternate means of submission of invoices hereunder.

6.02 Purchaser shall be obligated to replenish on a Monthly basis an advance payment ("Working Fund") to enable Manufacturer to cover reasonably estimated average Monthly costs and expenses, including inventory carrying costs, such as dedicated and shared raw materials and stores, for supplying the Products hereunder. Upon execution hereof, Manufacturer shall credit toward Purchaser's Working Fund obligation hereunder the working fund balance of $911,968 previously deposited by Astaris LLC under the Lease and Operating Agreement. Within fifteen (15) days after Manufacturer notifies Purchaser of the difference, Purchaser shall pay Manufacturer the difference between the amount credited in the preceding sentence and the Working Fund amount required hereunder. The Working Fund shall be adjusted annually by Calendar Year based on the previous Calendar Year's historical Monthly costs, and reasonably estimated Monthly costs for the succeeding Calendar Year or at any other time on account of any significant change in costs, subject to the mutual agreement of the parties, which agreement will not be unreasonably withheld. Any payments required to effect any adjustments in the Working Fund balance shall be paid within fifteen (15) days of delivery of written notice to Purchaser of the amount of the adjustment.

Upon expiration or termination of this Agreement, any balance remaining in the Working Fund shall be applied first against any undisputed payments then owed Manufacturer (including Purchaser's Exit Obligations) by Purchaser and any remaining balance shall then be returned to Purchaser by the later of sixty (60) days after termination or expiration of this Agreement or satisfaction of Purchaser's undisputed payment obligations hereunder.

6.03 At Purchaser's request, Manufacturer's computation of actual costs of supplying Product hereunder (meaning Utilities, NFI, Tote Bins, and Taxes) and application of the indices (meaning Labor, Medical, and CPI) as provided in Schedule 4.01 to this Agreement may be subject to an annual audit, but
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not more than once in any Calendar Year. Such audit shall be conducted at
Purchaser's sole cost and expense during normal


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business hours at the Manufacturing Site by an independent certified public accounting firm (the "Auditor"). Purchaser shall nominate in writing a proposed Auditor for Manufacturer's reasonable approval and Manufacturer shall have fifteen (15) Working Days to approve or object to the engagement of such Auditor. The Audit shall be completed within sixty (60) days after the later of the date (x) the audit commences or (y) Manufacturer has furnished the Auditor with the materials reasonably requested by the Auditor at the commencement of the Audit; provided: (i) the Auditor shall enter into a customary confidentiality agreement with Manufacturer in a form reasonably acceptable to Manufacturer, and (ii) Manufacturer's data is conclusively presumed correct once an audit has been performed and such data is unchallenged or confirmed as correct in such audit, or, if unaudited, after two (2) years from the date of entry into Manufacturer's books. Any dispute between the parties with respect to the computation by Manufacturer of actual costs shall be conclusively determined by another independent internationally recognized firm of certified public accountants (the "CPA Firm") mutually acceptable to the parties, and such determination shall be final and binding upon the parties. The CPA Firm shall enter into a confidentiality agreement as provided in clause (i) above and its fees and expenses shall be paid by the party with the incorrect computation of actual costs, as determined by the CPA Firm.

ARTICLE 7 - SUPPLY OF RAW MATERIALS
-----------------------------------

7.01 Purchaser shall supply all necessary tote bins and cages (collectively referred to herein as "Packaging Supplies") and Raw Materials at no cost to Manufacturer which are necessary for the manufacture, fabrication, packaging and supply of Product hereunder. Purchaser shall supply Raw Materials and Packing Supplies on a timely basis and in sufficient quantities for the Manufacturer to meet Purchaser's forecasts for ordering Product. Manufacturer agrees to produce Product in accordance with the conversion ratio as set forth in Schedule 7.01 hereto, subject to no more than a two
                      -------------
percent (2%) deviation from the yields shown therein, as determined on a Calendar Year basis which determination shall be provided to Purchaser within thirty (30) days after the end of such Calendar Year.

7.02 All Raw Materials provided by Purchaser hereunder shall be of sufficient quality to adhere to the RM Specifications. Purchaser shall provide certificates of analysis with each Raw Material shipment. Manufacturer shall not be liable to manufacture or deliver any of the Products for which Purchaser has failed at any time to provide adequate quantities of Raw Materials.

7.03 Manufacturer shall be entitled to refuse to take delivery at any time of any Raw Materials which do not meet the RM Specifications.

7.04 Manufacturer shall receive, store and process all Raw Materials in compliance with applicable Government Regulations. Manufacturer shall maintain customary operations, maintenance and security measures to safeguard Raw Material, Packaging Supplies and Product against pilferage and theft. Notwithstanding the foregoing, all Raw Materials and Packaging Supplies provided by Purchaser to Manufacturer shall remain at


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all times the property of the Purchaser and the risk of loss with respect to such Raw Materials and Packaging Supplies shall remain with Purchaser while the same are in Manufacturer's possession and control, and with respect to Raw Materials either while remaining in original Raw Material form or as modified when incorporated into Product.

ARTICLE 8 - FORECASTS AND PURCHASE ORDERS
-----------------------------------------

8.01 On or before October 1 during each Calendar Year of the Term hereof, Purchaser shall provide Manufacturer a non-binding annual forecast describing on a Monthly basis Purchaser's reasonably best estimate of the total quantity of Product Purchaser will require during the following Calendar Year but not in excess of the Annual Production Capacity. If Manufacturer reasonably believes it will be unable to supply the quantities in the annual forecast, Manufacturer shall advise Purchaser in writing within thirty (30) days of the date of Manufacturer's receipt of the annual forecast and the parties will discuss in good faith in an effort to agree upon mutually acceptable alternative quantities and delivery dates. Commencing on the date hereof and thereafter during the Term hereof, not later than seven (7) Working Days prior to the beginning of each Month, Purchaser shall provide Manufacturer a non-binding three (3) Month forecast containing Purchaser's reasonably best estimate of the Monthly volume of Product Purchaser will require, but not in excess of the Quarterly Production Capacity. Purchase Orders of Product within the Monthly forecasted volume, but not in excess of the Monthly Production Capacity, shall be submitted in writing or electronically on a weekly basis and adjusted to reflect customer patterns, Raw Material delivery and finished goods logistics. Weekly Purchase Orders shall not exceed the Weekly Production Capacity. Purchase Orders shall specify quantity of Product to be produced and delivered and the delivery time. In no event, shall the cumulative volume per Purchase Orders from any 12 consecutive months exceed the Annual Capacity.

8.02 Purchaser will accept quantities of Product as ordered which meet the Specifications.

8.03 With respect to each delivery of Product hereunder Manufacturer shall furnish as to each Purchase Order (which will specify the customer of Purchaser for which the Product is to be produced), the production lot identification and a certificate of analysis.

8.04 Manufacturer shall be entitled to schedule routine shutdowns of the P2S5 Unit from time to time so as to be able to perform necessary maintenance. Manufacturer will coordinate timing of such shutdowns with Purchaser to limit, to the extent reasonably possible, interruption of supply of Product and to ensure, the extent reasonably possible, customer orders are met.

8.05 In the event that Purchaser requests that Manufacturer increase production capacity at the P2S5 Unit above the Production Capacity, the actual capital expenditures and project expenses related to such expansion shall be borne by Purchaser as part of the Tolling Fee. If Purchaser is not willing to bear such costs, Manufacturer shall be under no obligation to increase capacity.

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ARTICLE 9 - RELATIONSHIP OF THE PARTIES
---------------------------------------

It is expressly agreed that the relationship between Manufacturer and Purchaser hereunder is that of vendor and vendee and that Manufacturer is an independent contractor, and is not an agent of Purchaser. Neither party, nor their respective officers, employees or agents thereof are or will be deemed to be employees, agents, partners, co-venturers or representatives, legal or otherwise, of the other party or any affiliate thereof for any purpose whatsoever. Neither party shall have the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party, or to bind the other party in any manner whatsoever.

ARTICLE 10 - PRODUCT ANALYSIS AND SAMPLES
-----------------------------------------

10.01 Manufacturer will analyze Product for compliance with Specifications in accordance with the laboratory analysis standards set forth in Schedule
                                                                  --------
10.01 hereto. Purchaser may, upon reasonable advance written notice to
-----
Manufacturer, witness Product analysis conducted by Manufacturer. In addition to the certificate of analysis to be provided by Manufacturer as provided in Section 8.03 hereof, Manufacturer shall, upon request by Purchaser, provide supporting documentation with respect to the applicable certificate of analysis. Manufacturer shall change the laboratory analysis standards set forth in Schedule 10.01, upon Purchaser's request or requirement or the requirement of any Government Regulations, provided Purchaser agrees to pay any incremental cost to Manufacturer of such change as part of the Tolling Fee.

10.02 During the Term hereof, Manufacturer shall maintain its standard production and quality control records for Product supplied hereunder and retain them for the time period no less than that required under Manufacturer's then current corporate record retention policy. If Manufacturer proposes to dispose of any of the foregoing records pursuant to its then current record retention policy, Purchaser, at its option, upon its written notification to Manufacturer requesting that such records be transferred to Purchaser and upon such notification Manufacturer shall deliver the records to Purchaser. Such records shall be available for inspection by Purchaser during the applicable record retention period during normal business hours and upon reasonable advance written request to Manufacturer.

10.03 Upon the written request of Purchaser, Manufacturer shall maintain at the P2S5 Unit samples of each production lot or batch for a period of up to six (6) Months after the production thereof.

10.04 In the event of a disagreement between Purchaser and Manufacturer with respect to the compliance of any batch or lot of Product with the Specifications, Purchaser shall have the right to request that a mutually acceptable independent third party laboratory ("Laboratory") resolve the dispute based upon the retained sample as provided hereinabove, or if there is no such retained sample as a result of Purchaser not having requested such a sample be retained, then upon such Laboratory's analysis of the alleged


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non-conforming Product. The findings of such Laboratory shall be final and binding upon the parties hereto. The prevailing party in such dispute shall be responsible for the costs incurred to engage the Laboratory.

10.05 At Purchaser's sole cost and expense, Manufacturer will cooperate with Purchaser to perform special testing of Product to support Purchaser's customer's requirements.

ARTICLE 11 - LICENSE GRANT
--------------------------

Purchaser hereby grants, or shall cause its affiliates to grant, during the Term hereof to Manufacturer a non-exclusive, royalty-free license to use Purchaser's and, as applicable, its affiliates' patents, know-how and all other technology and confidential or proprietary information (collectively, "Technology") for the sole purpose of and to the extent required for manufacturing Product for Purchaser hereunder.

ARTICLE 12 - LIMITED WARRANTY, LIMITATION OF LIABILITY
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12.01 Manufacturer warrants that for a period after delivery of Product of sixty (60) days for domestic deliveries and ninety (90) days for international deliveries, Product supplied by Manufacturer shall comply with the Specifications. Any noncompliance in Off-Grade Material to the extent caused by (i) a failure of Raw Materials to comply with the RM Specifications or (ii) Manufacturer's use (but not misuse) of the Technology, is not covered by this warranty. If Purchaser discovers that any Product does not comply with Specifications and notifies Manufacturer in writing during the applicable warranty period, Manufacturer shall replace such Off-Grade Material, including for these purposes reworking or blending of the Off-Grade Material with new Product meeting the Specifications. In the event that, in Manufacturer's reasonable judgment, blending of the Off-Grade Material is not likely to remedy the noncompliance with Specifications, Purchaser agrees to use its reasonable best efforts to market such Off-Grade Material and if successful, no further claim as to such Off-Grade Material shall be made by Purchaser. Notwithstanding the foregoing, Manufacturer shall reimburse Purchaser in the exercise of such reasonable best efforts for any reasonable discounts granted by Purchaser to its customers that purchase Off-Grade Material to the extent that such discount was offered solely as an inducement to purchase product that does not comply with the Specifications.

12.02 THIS LIMITED WARRANTY IS THE SOLE AND EXCLUSIVE WARRANTY MADE BY MANUFACTURER AND IS IN LIEU OF AND EXCLUDES ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW, CUSTOM, CONDUCT, USAGE OF TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION, WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, AND THE RIGHTS AND REMEDIES OF PURCHASER PROVIDED HEREIN ARE EXCLUSIVE OF ANY OTHER RIGHTS OR REMEDIES OF PURCHASER. PURCHASER'S EXCLUSIVE REMEDY FOR BREACH OF THE WARRANTY IN SECTION 12.01 WITH RESPECT TO ANY PRODUCT IS TO RECEIVE A TIMELY


                                                                          12

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

REPLACEMENT OF, OR IF NOT TIMELY REPLACED, A CREDIT FOR SUCH PRODUCT.

12.03 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER (WHETHER BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OTHER TORT OR OTHERWISE) FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES.

ARTICLE 13 - INSURANCE
----------------------

13.01 Each party shall maintain comprehensive general liability insurance, including product liability coverage and workers compensation liability, as well as property damage and business interruption insurance, in each case, with limits of no less than $1,000,000 per occurrence and a combined single limit of not less than $2,000,000, and with deductibles (or self-insured retentions) of no more than $1,000,000. Purchaser shall be responsible for the deductibles and self-insured retentions under Manufacturer's insurance policies. To the extent permitted by Manufacturer's insurance policies, Purchaser will have the right upon notice to Manufacturer to control the defense of any claims within Manufacturer's policy deductibles (or self-insured retentions) that arise out of the operation of the P2S5 Unit or Product supplied by Manufacturer hereunder, other than any claims asserted by Purchaser against Manufacturer.

13.02 (a) In addition to maintaining its customary and ordinary commercial general liability insurance and product liability, property damage and business interruption insurance policies (the "Manufacturer's Corporate Policies"), Manufacturer will procure product liability and property damage and business interruption insurance coverage applicable solely to the P2S5 Unit ("P2S5 Unit Insurance") with policy limits equal to the then current deductible or self-insured retention under the applicable Manufacturer's Corporate Policies. The P2S5 Unit Insurance will contain its own deductible or self-insured retention amount of not more than one million dollars ($1,000,000).

         (b) In lieu of such P2S5 Unit Insurance coverage for product liability, Purchaser may, at its option, include Manufacturer as a named insured under Purchaser's product liability insurance policy.

         (c) At the request of the Purchaser, no later than thirty (30) days prior to each annual renewal by Manufacturer of the P2S5 Unit Insurance ("P2S5 Insurance Renewal Date"), Manufacturer will provide Purchaser reasonably sufficient information for Purchaser to evaluate procuring its own quotation for insurance to replace the P2S5 Unit Insurance for the applicable renewal period. Manufacturer shall in each case proceed to obtain its own P2S5 Unit Insurance renewal quotations. At the request of Purchaser not later than ten (10) days prior to the P2S5 Insurance Renewal Date, the parties will jointly evaluate their respective quotations, including descriptions or copies of the then current Manufacturer's Corporate Policies and P2S5 Unit Insurance sufficient for Purchaser to obtain bids for comparable insurance, and if Purchaser's quotation (i) is from an insurance company rated at least A by AM Best, (ii) has a premium of at least a five

                                                                          13

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

percent (5%) below the quotation obtained by Manufacturer, (iii) provides coverage at least as comprehensive as Manufacturer's quotation, (iv) is not duplicative of Manufacturer's Corporate Policies and (iv) does not conflict with, compromise, limit, prejudice or increase the cost of or otherwise have an adverse effect on Manufacturer's Corporate Policies' or the renewal thereof. Manufacturer will subscribe for such insurance coverage proposed by Purchaser and such insurance shall then become the P2S5 Unit Policy for the applicable renewal period. In such event, the Solutia Insurance line item of Fixed Costs pursuant to Schedule 4.01 hereto shall be reset to account for
                        -------------
the lower premium.

13.03 Purchaser shall, with respect to Manufacturer's Corporate Policies, be responsible for any increase in premiums or retroactive premium adjustment attributable to insurance proceeds and recoveries received by Manufacturer for claims arising out of the operation of the P2S5 Unit or Product supplied by Manufacturer hereunder.

ARTICLE 14 - INDEMNIFICATION
----------------------------

14.01 Subject to Purchaser's obligation under Article 13 hereof to bear the cost of Manufacturer's insurance policy deductibles, each party agrees to indemnify, defend and hold the other party and its affiliates and their respective officers, directors, partners, equityholders, stockholders, employees, agents and representatives (the "Indemnified Persons") harmless from and in respect of any and all losses, claims, liabilities, obligations, damages, fines, penalties and costs (in each case including reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel, experts and accountants and reasonable fees and expenses to enforce this indemnity)) (each a "Loss" and collectively, "Losses"), that are asserted
                     ----                     ------
against or paid, suffered or incurred by any Indemnified Persons which, directly or indirectly, arise out of any third party personal injury or property damage claims arising out of or resulting from the negligent acts or omissions of the other party hereunder.

14.02 If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 14.01, the Indemnified Persons shall notify the other party obligated to provide indemnification (the "Indemnifying Party") promptly in writing specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. If such event involves (i) any third party claim or (ii) the commencement of any Proceeding by a third person (such third party claim and Proceeding hereinafter referred to collectively as a "Third Party Claim"), the party seeking indemnification will give such Indemnifying Party prompt written notice of such Third Party Claim or the commencement of such Proceeding; provided, however, that the failure to provide prompt notice as provided
--------  -------
herein (whether with respect to a Third Party Claim or otherwise) will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such Third Party Claim shall be brought against any party seeking indemnification, it shall notify the Indemnifying Party of the commencement thereof promptly in writing specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. The Indemnifying Party shall be entitled to participate therein and to assume the defense thereof, with counsel selected by the Indemnifying Party; provided that the Indemnifying Party notifies the
                    --------
Indemnified Party in writing of its election to assume such defense within twenty (20) Working Days of receipt of notice from the Indemnified Party of such Third Party Claim. After notice from the Indemnifying Party to the Indemnified Persons of such election so to assume the defense thereof, the Indemnifying Party shall not, except as provided in this Section 14.02, be liable to the Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. Notwithstanding the Indemnifying Party's election to so assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its sole cost and expense and participate in (but not control) such defense. The Indemnifying Party and the Indemnified Party agree to cooperate with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Third Party Claim, including providing access to any relevant books and records and properties. If the Indemnifying Party assumes the defense of a Third Party Claim, no settlement or compromise thereof may be effected by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party elects not to assume the defense of a Third Party Claim, the Indemnified Party may assume the defense of any such Third Party Claim with counsel selected by the Indemnified Party, and the Indemnifying Party shall bear reasonable fees and expenses of such counsel.

ARTICLE 15 - OWNERSHIP AND RISK OF LOSS
---------------------------------------

Title to, and risk of loss for or damage and other incidents to, the Raw Materials and Packaging Supplies supplied by Purchaser shall remain with Purchaser at all times. Title to, risk of loss for or damage and incidents of ownership shall pass to Purchaser at the time Product is loaded into totes or railcars at the P2S5 Unit.

ARTICLE 16 - CONFIDENTIALITY; COVENANT NOT TO COMPETE
-----------------------------------------------------

16.01 Manufacturer shall treat and maintain, and cause its employees and agents to treat and maintain, as Purchaser's confidential property, and not use or disclose to others during the Term hereof and for three (3) years following termination of this Agreement any information (including any technical information, experience or data) regarding Purchaser's products, plans, programs, operations, or customers which may be heretofore or hereafter disclosed to, or come within the knowledge of, Manufacturer, its directors, officers, employees or agents in the performance of this Agreement, without in each instance securing the prior written consent of Purchaser.

16.02 Each party shall treat and maintain, and cause its employees and agents to treat and maintain, the other party's information as confidential property, and not use or disclose to others any information (including any technical information, experience or data) regarding the other party's products, plans, programs, plants, processes, costs, equipment, operations, or customers which may be heretofore or hereafter disclosed to, or come within the knowledge of a party, its directors, officers, employees or agents in the


                                                                          15

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

performance of this Agreement, without in each instance securing the prior written consent of the other party.

16.03 The provisions of this Article 16 shall not apply to any information referred to in this Article which the disclosing party establishes (i) has been published and has become part of the public domain other than by acts or omissions of that party, its employees or agents, (ii) has been furnished or made known to the disclosing party by third parties (not including for these purposes FMC) without restriction on disclosure or use, or (iii) was lawfully in the disclosing party's possession (except for these purposes Purchaser's Technology) prior to disclosure thereof by the other party and was not acquired by the party, its employees or agents directly or indirectly from the disclosing party or its employees or agents. Specific information shall not be deemed to fall within any of these exceptions merely because it is within the scope of more general information which falls into one or more of these exceptions.

16.04 During the first five (5) years during the Term hereof, Manufacturer shall not directly or indirectly, as an owner, equityholder, manager, operator, consultant, member, partner, licensor, contractor, agent or in any other capacity, engage, or provide any financing or lease or license any assets to any person that engages or, to the knowledge of such Manufacturer, intends to engage in any business or other enterprise that develops, manufacturers, produces, distributes, licenses, mines, markets or sells any Product; provided, however, that Manufacturer is not hereby prevented from investing in or acquiring any equity or debt securities in a person if (x) the investment is for passive investment purposes only (e.g., pension fund investment) without any participation in the management of such person and the securities owned by Manufacturer, do not comprise more than two percent (2%) of the total issued and outstanding debt or equity securities of such person or (y) if the condition in the preceding subclause (x) is not fulfilled, Manufacturer completely divests itself, or enters into a definitive written agreement for the sale, of the debt or equity securities as promptly as practicable and in any event prior to the six (6) month anniversary of the closing of such investment. Further, commencing on the date hereof and for a period of five (5) years after the expiration or termination hereof, Manufacturer shall not, directly or indirectly, manufacture or sell Product or any product which can reasonably replace or be substituted for Product produced hereunder; provided, however, that,
                                               --------  -------
commencing upon the sixth anniversary of this Agreement during the period prescribed in the preceding clause of this sentence: (i) Manufacturer's pension funds are not hereby prevented from investing in or acquiring any equity or debt securities in a person which might be engaged in any business in competition with the Product and (ii) Manufacturer is not prevented from
(x) investing in or acquiring any equity or debt securities in any person if the investment is for passive investment purposes only (that is without any participation in the management of such person) or (y) acquiring a controlling stake in, and active management of, any person provided that such person does not derive more than twenty percent (20%) of its net revenue from any product which competes with any Product produced under this Agreement or (z) if the condition in the preceding subclause (y) is not fulfilled, Manufacturer completely divests itself, or enters into a definitive written agreement for the sale of that portion of the business of any such person which does sell products which compete with the Products as


                                                                          16

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

promptly as practicable and in any event prior to the twelve (12) month anniversary of the closing of such investment or acquisition.

ARTICLE 17 - PERMITS AND LICENSES; COMPLIANCE WITH LAW
------------------------------------------------------

17.01 During the Term hereof, Manufacturer hereby undertakes to make timely applications to all competent authorities and obtain and maintain, at its expense all licenses, consents, permits and other authorizations required to operate the P2S5 Unit, including the renewals thereof. Commencing on the second anniversary of the date of this Agreement, Purchaser shall indemnify Manufacturer against liability arising from any claim by a third party alleging that its rights have been infringed by reason of use by Manufacturer of the Technology supplied hereunder.

17.02 Manufacturer and Purchaser each agree to perform their respective obligations hereunder in compliance with Government Regulations. Pursuant to the provisions contained in Schedule 4.01, Purchaser agrees to reimburse
                            -------------
Manufacturer for any operating expenses, capital and project expenses required by Manufacturer to be incurred to comply with new or existing environmental laws or amendments thereto or Government Regulations applicable to the production of Product at the P2S5 Unit during the Term so as to enable Manufacturer to lawfully continue to manufacture Product hereunder in accordance with its then current manufacturing process. For the avoidance of doubt, Purchaser shall not be responsible for costs incurred to correct non-compliance with environmental laws or Government Regulations first occurring prior to or after the Term. In connection with Manufacturer's activity hereunder, Manufacturer shall be responsible for any and all costs of environmental investigation and remediation and other response actions with respect to the environmental condition of the Manufacturing Site and for any fines or other sanctions or impositions assessed in connection with Manufacturer's activities hereunder for noncompliance with Government Regulations related to protection of the environment. Manufacturer shall have the sole responsibility for procuring all required permits in Manufacturer's name and shall comply with all permits required by applicable Government Regulation, and comply with all Government Regulations with respect to storage, transportation, treatment, recycling, and disposal of any solid or hazardous wastes generated in connection with Manufacturer's activities.

ARTICLE 18 - FORCE MAJEURE
--------------------------

18.01 Neither party shall be responsible for any failure to comply with the terms of this Agreement, or for any delay in performance of, or failure to perform under this Agreement, where such failure or delay is due to causes beyond the reasonable control of the party failing to perform, including, but not be restricted to, fire, storm, flood, earthquake, explosion, accident, acts of the public enemy, war, riots, terrorism, rebellion, insurrection, sabotage, epidemic, quarantine restrictions, labor disputes, labor strikes, lockouts, boycotts, labor shortages, transportation embargoes or failures or delays or interruptions in transportation or shortages of transportation equipment, inability to secure necessary raw materials or machinery, failure of machinery, acts of God, acts of any government, whether national, municipal or otherwise, or any agency thereof, and


                                                                          17

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

judicial or legislative action, new or amended laws or regulations, orders of courts or acts of civil or military authorities.

18.02 A strike, lockout or other labor disturbance shall be deemed to be beyond the reasonable control of the party whose performance is prevented by such strike or labor disturbance, and nothing in this Agreement shall be construed as requiring either party to accede to the demands of employees that such party considers contrary to its interests, whether or not those employees are represented by a union or other organization.

18.03 The party claiming excuse from performance shall send prompt written notice to the other party declaring force majeure and setting forth a brief description of the event of force majeure and the extent of the excuse claimed. Such notice of force majeure shall be deemed accepted by the recipient unless objected to in writing within ten (10) days after receipt thereof. The requirement of giving prompt written notice of an event of force majeure shall be a covenant only and shall not be deemed to be a condition.

18.04 If due to a force majeure event either party is unable to perform any of its obligations under this Agreement (other than obligations of Purchaser to pay invoices for Product previously delivered in the performance of this Agreement), then the performance of the party unable to perform shall be excused to the extent made necessary by such force majeure event and during it continuance; provided, however, that the party unable to perform shall use its commercially reasonable efforts to remedy or overcome, unless commercially impracticable, such force majeure event. Manufacturer may, for example, make partial delivery to Purchaser in proportions that are reasonable under the circumstances. Deliveries suspended or not made by reason of this Article 18 shall be cancelled without obligation or liability, but this Agreement shall otherwise remain unaffected.

ARTICLE 19 - NOTICES
--------------------

Any notice, demand, or communication required or permitted to be given hereunder by any provision of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, when delivered, (b) mailed by certified first class mail, prepaid with return receipt requested, on the earlier of the date actually delivered and the fifth (5th) Business Day after mailing, (c) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated, on the earlier of the date actually delivered and the third (3rd) Business Day after sending or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof when confirmation thereof is received:

                                                                          18

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

         If to the Purchaser or ICL:

                           Israel Chemicals Limited
                           Millennium Tower
                           23 Aranha Street
                           Tel Aviv 61070, Israel
                           Attention:  Alexander Paz
                           972-3-684-4434 (telecopier)


                  With a copy (which shall not constitute notice to the Buyer or ICL) to:

                           Shavit Bar-On Gal-On Tzin Nov Yagur, Law Offices Sonol Tower - 20th Floor
                           52 Menachem Begin Road
                           Tel Aviv 67137 Israel
                           Attention: Ilan Shavit
                           972-3-791-2801 (telecopier)

                  With a copy (which shall not constitute notice to the Buyer or ICL) to:

                           Dechert LLP
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, PA 19103
                           Attention:  William G. Lawlor, Esq.
                           (215) 994-2222 (telecopier)

         If to Manufacturer: To each of the following addresses/locations

                           Solutia Inc.
                           575 Maryville Centre Drive
                           St. Louis, MO 63141
                           Facsimile: 314-674-7904
                           Attn: General Manager B2B Chemicals

                  With a copy to:

                           Solutia Inc.
                           575 Maryville Centre Drive
                           St. Louis, MO 63141
                           Facsimile: 314-674-5469
                           Attn: General Counsel

                                                                          19

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

                  With a copy (which shall not constitute notice to any Owner or Seller) to:

                           Kirkland & Ellis LLP
                           Citigroup Center
                           153 E. 53rd Street
                           New York, NY 10022
                           Attention: Thomas W. Christopher, Esq.
                           (212) 446-6460 (telecopier)

ARTICLE 20 - SUCCESSORS AND ASSIGNS
-----------------------------------

No party may assign or otherwise transfer any of its rights, or delegate the performance of its obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any change in control of a party shall be deemed to be an assignment for purposes of this Article 20 requiring consent of the other party. Any attempted assignment, transfer or delegation without such consent shall be void and of no effect. For purposes of this Article 20, a change in control shall be deemed to occur if substantially all of the assets or more than 35% of the equity securities or voting control of the equity securities or voting interest of a party is acquired by a single party or several parties acting in concert.

ARTICLE 21 - MISCELLANEOUS
--------------------------

21.01 This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement with respect to the supply by Manufacturer and the purchase by Purchaser of Product and all prior agreements, negotiations, dealings and understandings relating thereto, whether written or oral, regarding the subject matter hereof, are hereby superseded and merged into this Agreement. No conditions, usages of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of any forms containing terms or conditions at variance with or in addition to those set forth in this Agreement. The terms and conditions of this Agreement shall control the rights of the parties notwithstanding any inconsistent or additional terms and conditions contained in any purchase order, acknowledgment, invoice, or other similar order or shipping document which may be used by either party.

21.02 No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing or performance shall be deemed to constitute a continuing waiver of any other breach or default of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.

21.03 Headings as to the contents of particular Articles are inserted for convenience only and do not form part of this Agreement.

                                                                          20

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21.04 The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed by and construed in accordance with the laws of the Illinois. In considering any dispute hereunder, the parties expressly agree that this Agreement shall be construed as being between residents of Illinois performing a contract solely with in Illinois and that all laws, court precedents, custom practice and usage relating to conflicts of laws shall be disregarded in their entirety in determining the parties' rights and obligations hereunder.

21.05 If any term, condition or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement, or any other application of such term, condition or provision, shall not be affected thereby and this Agreement shall be construed, enforced and performed so as to implement the parties' intent hereunder as if such invalid or unenforceable provision did not exist.

21.06 Purchaser will be entitled to inspect the Manufacturing Site and P2S5 Unit upon reasonable advance written notice to Manufacturer. Manufacturer will supervise and provide reasonable assistance and support for visits to the Manufacturing Site and P2S5 Unit by Purchaser's customers.

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in two original copies by their respective duly authorized representatives the day and year first above written.

SOLUTIA INC.

By: /s/ James M. Sullivan
   ---------------------------------
   Name: James M. Sullivan
   Title: Senior Vice President and
          Chief Financial Officer


PHOSPHORUS DERIVATIVE INC.

By: /s/ Alexander Maurer
   ---------------------------------
   Name: Alexander Maurer
   Title: Vice President



                                                                          21

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Schedules
---------

1.08     Land

1.17     Product Specifications

1.18     Production Capacity

1.20     Raw Materials Specifications

4.01     Tolling Fee

7.01     Conversion Ratio

10.01    Laboratory Analysis Standards